Exhibit 10.2
GTSI CHANGE OF CONTROL AGREEMENT
This Change of Control Agreement (“Agreement”) is entered into as of September 1, 2009 (the “Effective Date”), by and between William Weber (“Executive”) and GTSI Corp., a Delaware corporation (the “Company” or “GTSI”).
RECITALS
R1. The Company may from time to time consider the possibility of being acquired or otherwise controlled by another individual or entity. The Company’s board of directors (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have Executive’s continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below).
R2. The Board believes that it is imperative, without changing the nature of the at-will employment relationship between Executive and GTSI, to provide Executive upon a Change of Control event with reasonable financial security and incentive and encouragement to remain employed by the Company’s employment notwithstanding the possibility of a Change of Control.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for good and valuable other consideration, the receipt and adequacy of which is hereby acknowledged, Executive and GTSI, each intending to be legally bound, agree as follows:
1. Definition. The capitalized terms used but not defined in Sections 1 through 5 below shall have the meanings ascribed to them in Exhibit A.
2. Change of Control Benefits.
(a) Change of Control Event. If a Change of Control occurs while Executive is employed by the Company on a full time basis, the following, subject to the terms and conditions hereof, shall apply:
(i) Accelerated Vesting. On the date that the Change of Control occurs, any unvested stock awards, whether in the form of restricted stock, stock settled appreciation rights, stock options, or any other form of unvested stock awards granted by Company to Executive shall become immediately vested and exercisable as to the number of shares that would have otherwise vested before the fifth anniversary of the date of the Change of Control had Executive remained employed by Company during such period.

(ii) Employment Termination. If (x) Executive’s employment with the Company is terminated by the Company without Cause during the Change of Control Period or (y) Executive resigns as an employee of the Company for Good Reason during the Change of Control Period, or events leading to Executive’s resignation for Good Reason are effected in anticipation of a Change of Control, including an attempt by the Company or its successor to avoid the Company’s or its successor’s obligations under this Agreement:
(1) The Company will pay to Executive, commencing with the Company’s first standard full payroll period after the effective date of such termination of employment (“Termination Date”), substantially equal installments of severance payments, subject to standard withholdings and deductions, in an aggregate cumulative amount equal to Executive’s Total Severance Amount during the period commencing on the Termination Date and ending on the 90th day after the first anniversary of the Termination Date (the “15-Month Severance Period”). Such severance installments will be payable by the Company during the 15-Month Severance twice a month on the Company’s standard payroll schedule. Notwithstanding the foregoing, the severance installments payable during the first six months after the Termination Date shall not exceed two times the maximum amount that may be taken into account under a qualified retirement plan under Section 401(a)(7) of the Internal Revenue Code of 1986, as amended (the “Code”), for the year in which the Termination Date occurs. Any portion of the severance installments scheduled but not payable under this Section 2(a)(ii)(1) during the first six months after the Termination Date because of the immediately preceding sentence shall be paid in a lump sum with the first severance installment due after the end of such six-month period.
(2) The Company will provide, at its expense, Executive with continued group health insurance benefits (medical, dental and vision) for Executive and Executive’s eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for a period ending on the earlier of (x) the first anniversary of the Termination Date or (y) the date on which Executive becomes gainfully employed again.
(3) Any unvested stock awards, whether in the form of restricted stock, stock settled appreciation rights, stock options, or any other form of unvested stock award granted by the Company to Executive shall upon the Termination Date become immediately vested and exercisable as to the number of shares that would vest during the 15-Month Severance. Notwithstanding the foregoing, if the Termination Date is prior to the actual date on which the Change of Control occurs, the exercise period for such stock awards, and all existing stock awards, shall be extended to cover such Change of Control date.
(b) Notwithstanding anything herein to the contrary, prior to Executive having the right to receive, and in exchange for, the severance compensation, benefits and stock award vesting acceleration provided in Section 2(a), to which Executive would not otherwise be entitled, Executive shall first enter into and execute and deliver to the Company a release and obligation agreement in the form of Exhibit B attached hereto (the “Release”) upon Executive’s termination of employment with the Company. Unless the Release is executed by Executive and delivered to the Company within 21 days after the Termination Date, Executive will not be entitled to (i) any severance benefits provided under this Agreement, (ii) acceleration, if any, of Executive’s stock awards as provided in this Agreement and (iii) Executive’s rights in such stock awards following the Termination Date will only be to the extent provided under their original terms in accordance with the applicable stock option or stock incentive plan and award agreements.

3. Gross-up Payment.
(a) If it is determined that any payment or distribution by the Company to or for the benefit of Executive in accordance with Section 2 (a “Payment”) would be subject to the excise tax imposed by Code Section 4999, Executive will be entitled to receive an additional payment in an amount such that, after payment by Executive of the excise tax imposed by Code Section 4999 and regular federal and state income taxes on the Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the excise tax imposed upon the Payment (a “Gross-up Payment”). Executive and the Company shall use commercially reasonable efforts to reach mutual agreement, with advice from each party’s tax advisers, regarding the applicable excise tax and the amount of the Gross-up Payment.
(b) Executive will, within 30 days after his receipt thereof, notify the Company in writing of any inquiry, claim or proceeding brought by the Internal Revenue Service, or other state or federal taxing authority, that would reasonably be expected to result in a requirement that the Company pay the Gross-up Payment.
4. At-Will Employment.
Notwithstanding anything herein to the contrary, (a) Executive’s relationship with the Company shall continue to be an at-will employment relationship, (b) the Company and Executive each has the right to terminate Executive’s employment with the Company at any time, with or without Cause, and with or without notice, and (c) nothing herein confers upon Executive any right to continue in the Company’s employ prior to, on or after a Change of Control occurs or in any other way limit the Company’s rights, except as expressly stated herein, to discharge Executive as an employee at any time prior to, on or after the date of a Change of Control for any reason whatsoever, with or without Cause.
5. General Provisions.
(a) Notices. Any notices provided hereunder or otherwise in respect hereof will be in writing and will be deemed effective upon personal delivery (including, personal delivery by facsimile transmission), the day delivery is confirmed by a national courier, or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).
(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, and such invalid or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid and enforceable consistent with the intent of the parties insofar as possible.
(c) Waiver. Any waiver of a breach of any provisions of this Agreement will not be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
(d) Entire Agreement; Survival. This Agreement (including Exhibits A and B) supersedes any prior change of control agreement between the parties hereto. In addition, this Agreement, together with Executive’s offer letter (if any), the GTSI Non-Disclosure Agreement signed by Executive (if any) forms the complete and exclusive statement of Executive’s employment with the Company, and will survive any Change of Control. This Agreement is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and another duly authorized officer of the Company. The terms and conditions of the Company’s Director and Officers Insurance Policy, that by their nature survive Executive’s termination of employment with the Company, shall also survive any termination hereunder.
(e) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties or rights hereunder without the Company’s written consent of the Company.

(f) Attorneys’ Fees. If either party hereto brings any action to enforce the rights hereunder, the prevailing party in any such action shall be entitled to recover such party’s reasonable attorneys’ fees and costs incurred in connection with such action.
(g) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Virginia as applied to contracts made and to be performed entirely within Virginia.
(h) Construction of this Agreement and Certain Terms and Phrases.
(i) Unless the context of this Agreement otherwise requires, (1) words of any gender include each other gender; (2) words using the singular or plural number also include the plural or singular number, respectively; (3) the terms “hereunder,” “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (4) the terms “Section” and “Exhibit” without any reference to a specified document refer to the specified Section and Exhibit, respectively, of this Agreement.
(ii) The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation”; if exclusion is intended, the word “comprising” is used instead.
(iii) The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.
(iv) Whatever this Agreement refers to a number of days, such number shall refer to calendar days.
(v) Executive and the Company have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions hereof.
(vi) The word “extent” in the phrase “to the extent” as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean “if.”
(vii) No provision of this Agreement is to be construed to require, directly or indirectly, any person or entity to take any action, or to omit to take any action, to the extent such action or omission would violate applicable laws.
IN WITNESS WHEREOF, Executive and the Company have executed this Agreement effective as of the Effective Date above written.

Executive	GTSI Corp., a Delaware corporation

By:

James J. Leto
Print Name:		Chief Executive Officer

GTSI Change of Control Provision, Exhibits
Exhibit A
Definitions of Certain Terms
The following definitions shall apply to the Agreement:
(a) “Cause” means Executive’s (i) willful and continued failure to substantially perform his duties with the Company or willful and continued failure to substantially follow and comply with the specific and lawful directives of the Company’s chief executive officer (the “CEO”), as reasonably determined by the CEO (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after notice of resignation), after a written demand for substantial performance is delivered to Executive by the CEO that identifies in reasonable detail the manner in that the CEO believes Executive has not substantially performed his duties, (ii) conviction of any felony involving moral turpitude; (iii) engaging in illegal business practices or other practices contrary to the Company’s written policies; (iv) misappropriation of assets of the Company; (v) continual or repeated insobriety or drug use; (vi) continual or repeated absence for reasons other than disability or sickness; (vii) fraud; or (viii) embezzlement of Company funds.
(b) “Change of Control” means (i) the acquisition by any individual or entity resulting in the control of 50% or more of the outstanding voting securities of GTSI; (ii) a change in a majority of the Board (other than through an “act of God”) if (x) the change is clearly related to an acquisition referenced in clause (i) above, (y) the change occurred during any consecutive 365 days, and (z) the new Board members were elected by neither the Company’s stockholders nor by a majority of the directors who were in office at the beginning of the respective 365-day period; or (iii) the Company’s stockholders approve a merger or consolidation of the Company with any other corporation (and the consummation thereafter), other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.
(c) “Change of Control Period” means the period of time starting 180 days prior to the date on which the Change of Control occurs and ending on the second anniversary of such date of Change of Control.
(d) “Executive’s Total Severance Amount” means the sum of (i) the base salary, based on the rate thereof as of the Termination Date, that would have otherwise been payable to Executive during the 15-Month Severance had he remained in the Company’s employment during such period and (ii) 125% of Executive’s Targeted Cash Bonus.
(e) “Executive’s Targeted Cash Bonus” means, as of the respective Termination Date, the targeted annual cash bonus, at 100% achievement, as had been most recently established by the Board for Executive in respect of (i) the Company’s then current fiscal year or, (ii) if the Board has not as of the Termination Date established Executive’s targeted annual cash bonus for the Company’s then current year, the Company’s most recently completed fiscal year.
(f) “Good Reason” means any one of the following events, provided that (i) Executive has notified the Company of the existence of the event within 60 days after its initial occurrence or existence, (ii) the Company has not within 30 days after its receipt of the notice referenced in clause (i) above remedied the matter in compliance with this Agreement and (iii) within 30 days after the expiration of the 30-day period referenced in clause (ii) above, Executive tenders his resignation to the Company: (1) any material diminution of Executive’s then existing annual base salary; (2) any material diminution of Executive’s duties, responsibilities, authority, reporting structure, titles or offices, (3) any material change in the geographic location at which Executive must perform his services to the Company; or (4) any action or inaction by the Company that constitutes a material breach of its obligations under this Agreement.

GTSI Change of Control Provision, Exhibits
Exhibit B
RELEASE AND OBLIGATION AGREEMENT
I understand that my position with GTSI Corp., a Delaware corporation (the “Company” or “GTSI”), terminated effective                      (the “Separation Date”). The Company has agreed that if I sign this Release and Obligation Agreement (“Release”) and deliver it to the Company, the Company will, within 30 days after the Release Effective Date (as defined below), pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the GTSI Change of Control Agreement (the “Agreement”), dated as of                     , 200_____, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless and until I sign and comply with this Release. I further understand that, regardless of whether I sign and deliver this Release, the Company will pay me all of my accrued salary and paid time off through the Separation Date, to which I am entitled by law.
In consideration for the severance benefits I am receiving under the Agreement, I agree to the following:
(a) Non-Solicitation of Executives. For the first, including to be legally bound, 183 days after the Separation Date, I will not, without the prior written consent of GTSI’s chief executive officer (or equivalent) solicit or attempt to solicit for employment for or on behalf of any corporation, partnership, venture or other business entity any person who, as of the Separation Date or within 183 days prior to that date, was employed by GTSI or any subsidiary thereof (“Subsidiary”) as an officer, manager or employee and with whom I had material contact during the course of his or her employment with GTSI or Subsidiary (whether or not such person would commit a breach of contract).
(b) Non-Solicitation of Customers and Non-Disparagement. I owe GTSI a duty of loyalty, and to preserve and protect, among other things, GTSI’s Confidential Information, as well as the relationships of GTSI and its Subsidiaries with their current and potential customers and partners. As a result, during the first 183 days after the Separation Date, I will not solicit or make any statement or do any act intended to cause such customer or partner to make use of or obtain from any person or business, services or goods that are similar or related to those offered by GTSI or any Subsidiary; or discuss with any other GTSI Executive the current operations or formation and future operations of any business competing with or intended to compete with GTSI or any Subsidiary. I further agree, that my communications with any GTSI officer, customer, vendor, supplier and any competitor and any person associated with any media that in any way relates to GTSI or any Subsidiary or to directors, officers, management or employees of GTSI or any Subsidiary: (i) will be truthful; and (ii) will not disparage or undermine the reputation or business practices of GTSI or any Subsidiary or its directors, officers, management or employees of GTSI or any Subsidiary.
(c) Release. I hereby release GTSI and each of its Subsidiaries and its officers, directors, agents, attorneys, executives, stockholders and parents from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, harassment, defamation, fraud, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification, or Company director and officer insurance protection, I may have for any liabilities and costs of defense (including without limitation reasonable attorneys’ fees) arising from my actions within the course and scope of my employment with the Company.

GTSI Change of Control Provision, Exhibits
(d) If I am 40 years of age or older as of the Separation Date, I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (i) my waiver and release do not apply to any claims that may arise after my signing of this Release; (ii) I should consult with an attorney prior to executing this Release; (iii) I have 21 days (or 45 days in the event of a related group termination) within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (iv) I have seven days following the execution of this Release to revoke the Release; and (v) this Release will not be effective until the eighth day after this Release has been signed by me and by the Company (“Release Effective Date”).

Agreed:
	Date	[Name]